Exhibit 10.16
Millendo Therapeutics, Inc.

Stock Option Grant Notice
(2019 Equity Incentive Plan)

Sub-Plan for French Residents

Millendo Therapeutics, Inc. (the “Company”), pursuant to its 2019 Equity Incentive Plan (the “Plan”) and either the Stock Option Sub-Plan for French residents (“SO French Sub-Plan”) or the Restricted Stock Units Sub-Plan for French Residents (“RSU French Sub-Plan”, and either the SO French Sub-Plan or the RSU French Sub-Plan, the “Sub-Plan”, and together, the “Sub-Plans”) established in accordance with the Plan, hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all of the terms and conditions as set forth in this Stock Option Grant Notice, in the Option Agreement, the Plan, the applicable Sub-Plan, and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan, the applicable Sub-Plan, or the Option Agreement will have the same definitions as in the Plan, such Sub-Plan or the Option Agreement. If there is any conflict between the terms in this Stock Option Grant Notice and the Plan or the Sub-Plan, the terms of the Plan or Sub-Plan, as applicable, will control.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share) (US$)
Total Exercise Price (US$):
Expiration Date:

Type of Grant:  Nonstatutory Stock Option and French Qualified Stock Option

Exercise Schedule: Same as Vesting Schedule

Vesting Schedule: This option will become exercisable (“vest”) as to 25% of the original number of Shares on the first anniversary of the Vesting Commencement Date and as to the remaining Shares in equal monthly installments over 36 months following the first anniversary of the Vesting Commencement Date, subject to Optionholder’s Continuous Service as of each such date.

Payment:  By one or a combination of the following items (described in the Option Agreement):
☒ By cash, check, bank draft or money order payable to the Company
☒ Pursuant to a Regulation T Program if the shares are publicly traded

Additional Terms/Acknowledgements: Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement, the Plan and the applicable Sub-Plan. Optionholder acknowledges and agrees that this Stock Option Grant Notice and the Option Agreement may not be modified, amended or revised except as provided in the Plan. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Option Agreement, the Plan and the applicable Sub-Plan set forth the entire understanding between Optionholder and the Company regarding this option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of, if applicable, (i) equity awards previously granted and delivered to Optionholder, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (iii) any written employment agreement, severance agreement, offer letter or other written agreement entered into between the Company and Participant specifying the terms that should govern this specific option. By accepting this option, Optionholder consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Millendo Therapeutics, Inc.	Optionholder:

By:____________________________________________	______________________________________________
Signature	Signature
Title:__________________________________________	Date:__________________________________________
Date:__________________________________________

Attachments: Option Agreement, 2019 Equity Incentive Plan (with applicable Sub-Plan attached as an Appendix thereto) and Notice of Exercise

Attachment I

Millendo Therapeutics, Inc.

Option Agreement
(2019 Equity Incentive Plan)
(Nonstatutory Stock Option)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement, Millendo Therapeutics, Inc. (the “Company”) has granted you an option under its 2019 Equity Incentive Plan (the “Plan”) and either the Stock Option Sub-Plan for French residents (“SO French Sub-Plan”) or the Restricted Stock Units Sub-Plan for French Residents (“RSU French Sub-Plan”, and either the SO French Sub-Plan or the RSU French Sub-Plan, the “Sub-Plan”, and together, the “Sub-Plans”) established in accordance with the Plan, to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. The option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). If there is any conflict between the terms in this Option Agreement and the Plan or applicable Sub-Plan, the terms of the Plan or Sub-Plan, as applicable, will control. Capitalized terms not explicitly defined in this Option Agreement or in the Grant Notice but defined in the Plan or applicable Sub-Plan will have the same definitions as in the Plan or such Sub-Plan, as applicable.

The details of your option, in addition to those set forth in the Grant Notice, the Plan and the applicable Sub-Plan, are as follows:

1.Vesting. Subject to the provisions contained herein, your option will vest as provided in your Grant Notice. Vesting will cease upon the termination of your Continuous Service.

2.Number of Shares and Exercise Price. The number of shares of Common Stock subject to your option and your exercise price per share in your Grant Notice will be adjusted for Capitalization Adjustments. All amounts due are payable in United States dollars calculated by reference to the local currency to United States dollar exchange rate published in The Wall Street Journal on the date of exercise (or if the date of exercise is not a business day in the United States, the next available business day in the United States). Neither the Company, the Employer (as defined below) nor any Affiliate of the Company shall be liable for any foreign exchange rate fluctuation that may affect the value of the option or of any amounts due to Optionholder pursuant to the exercise of the option or the subsequent sale of any Shares acquired upon exercise.

3.Method of Payment. You must pay the full amount of the exercise price for the shares you wish to exercise. You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by your Grant Notice, which may include, provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise”, “same day sale”, or “sell to cover”.

4.Whole Shares. You may exercise your option only for whole shares of Common Stock.

5.Securities Law Compliance. In no event may you exercise your option unless the shares of Common Stock issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with all other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations. Optionholder understands that the Company is under no obligation to register or qualify shares of Common Stock with any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of shares of Common Stock. Further, Optionholder agrees that the Company shall have unilateral authority to amend the Plan, Sub-Plan and this Option Agreement without Optionholder’s consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.

6.Term. This option may only be exercised during the time period provided by the Plan and the applicable Sub-Plan, and in accordance with any terms set forth in the Stock Option Grant Notice and this Option Agreement.

7.Exercise. You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable withholding taxes as set forth in Section 10, or as provided under the Plan or Sub-Plan.

8.Transferability. Except as otherwise provided in this Section 8, your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(a)Certain Trusts. Upon receiving written permission from the Board or its duly authorized designee, you may transfer your option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the option is held in the trust. You and the trustee must enter into transfer and other agreements required by the Company.

(b)Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your option pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2) that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this option with the Company prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement.

(c)Beneficiary Designation. Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise this option and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise this option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.

9.Option not a Service Contract. Your option is not an employment or service contract, and nothing in your option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate or Employer, or of the Company or an Affiliate or Employer to continue your employment. In addition, nothing in your option will obligate the Company or an Affiliate or Employer, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate or Employer.

10.Tax Obligations.

(a)Optionholder acknowledges that, regardless of any action taken by the Company or, if different, Optionholder’s employer (the “Employer”) the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax‑related items related to Optionholder’s participation in the Plan and legally applicable to Optionholder (“Tax-Related Items”), is and remains Optionholder’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Optionholder further acknowledges that the Company and/or the Employer make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends. Further, if Optionholder is subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Optionholder acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)Prior to the relevant taxable or tax withholding event, as applicable, Optionholder agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Optionholder authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by withholding from payroll and any other amounts payable to Optionholder, including any proceeds due to Optionholder from the sale of shares of Common Stock acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company on Optionholder’s behalf (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the U.S. Federal Reserve Board) pursuant to this authorization without further consent.

(c)Upon Optionholder’s request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to Optionholder upon the exercise of this Option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the maximum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of this Option as a liability for financial accounting purposes). Any adverse consequences to Optionholder arising in connection with such share withholding procedure shall be Optionholder’s sole responsibility.

(d)Optionholder may not exercise this Option unless the tax withholding obligations of the Company and/or any Affiliate for Tax-Related Items are satisfied. Accordingly, Optionholder may not be able to exercise this Option when desired even though the Option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein unless such obligations are satisfied.

(e)Optionholder hereby agrees that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes Optionholder’s tax liabilities. Optionholder will not make any claim against the Company, or any of its officers, Directors, Employees or affiliates related to tax liabilities arising from this Option or Optionholder’s other compensation.

11.Tax Consultation. Optionholder understands that Optionholder may suffer adverse tax consequences as a result of Optionholder’s purchase or disposition of the Shares. Optionholder represents that Optionholder has consulted with any tax consultants Optionholder deems advisable in connection with the purchase or disposition of the Shares and that Optionholder is not relying on the Company for any tax advice.

12.Notices. Any notices provided for in your option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, ten (10) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13.Personal Data. Optionholder understands that the Employer, if applicable, the Company, and/or its Affiliates or Employer hold certain personal information about Optionholder, including but not limited to Optionholder’s name, home address, telephone number, date of birth, social security or equivalent tax identification number, salary, nationality, job title, and details of this Option (the “Personal Data”). Certain Personal Data may also constitute “Sensitive Personal Data” or similar classification under applicable local law and be subject to additional restrictions on collection, processing and use of the same under such laws. Such data include but are not limited to Personal Data and any changes thereto, and other appropriate personal and financial data about Optionholder. Optionholder hereby provides express consent to the Company and its Affiliates or Employer to collect, hold, and process any such Personal Data and Sensitive Personal Data. Optionholder also hereby provides express consent to the Company and/or its Affiliates or Employer to transfer any such Personal Data and Sensitive Personal Data outside the country in which Optionholder is employed or retained, including transfers to the United States. The legal persons for whom such Personal Data are intended are the Company and any broker company providing services to the Company in connection with the administration of the Plan. Optionholder has been informed of Optionholder’s right to access and correct Optionholder Personal Data and/or Sensitive Personal Data by applying to the Company representative identified herein.

14.Governing Plan and Sub-Plan Documents. Your option is subject to all the provisions of the Plan and applicable Sub-Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan and such Sub-Plan. If there is any conflict between the provisions of your option and those of the Plan or Sub-Plan, the provisions of the Plan or Sub-Plan, as applicable, will control. In addition, your option (and any compensation paid or shares issued under your option) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

15.Other Documents. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

16.Effect on Other Employee Benefit Plans. The value of this option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate or Employer, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s or Employer’s employee benefit plans.

17.Voting Rights. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this option until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

18.Severability. If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

19.Language. If Optionholder has received this Option Agreement, or any other document related to the option and/or the Plan or Sub-Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

20.Miscellaneous.

(a)The rights and obligations of the Company under your option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your option.

(c)You acknowledge and agree that you have reviewed your option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your option, and fully understand all provisions of your option.

(d)This Option Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)All obligations of the Company under the Plan and this Option Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(f)Participation in the Plan is voluntary and Optionholder must accept the terms and conditions of the Plan and this option as a condition to participating in the Plan and receipt of this Option. This option and any other awards under the Plan are voluntary and occasional and do not create any contractual or other right to receive future awards or other benefits in lieu of future awards.

* * *

This Option Agreement will be deemed to be signed by you upon the signing by you of the Stock Option Grant Notice to which it is attached.

Attachment II

2019 Equity Incentive Plan

Appendix I

Sub-Plan for French Residents

Attachment III

Notice of Exercise

Millendo Therapeutics, Inc.
Date of Exercise: _______________

This constitutes notice to Millendo Therapeutics, Inc. (the “Company”) under my stock option that I elect to purchase the below number of shares of Common Stock of the Company (the “Shares”) for the price set forth below.

Type of option:	Nonstatutory and French Qualified
Stock option dated:
Number of Shares as to which option is exercised:	_______________
Certificates to be issued in name of:	_______________
Total exercise price:	US$____________
Cash payment delivered herewith:	US$____________
Regulation T Program (cashless exercise[1]:	US$____________

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Millendo Therapeutics, Inc. 2019 Equity Incentive Plan or any applicable sub-plan thereunder, and (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option.

Very truly yours,

__________________________________________________

___________________________
1 Shares must meet the public trading requirements set forth in the option.